Exhibit 10(d)

Appendix A2 Last Revised On: December 11, 2025
Name	Company	Class A “Bonus SERP” Status	Double Basic Credits
COFFEY, ROBERT *	NextEra Energy, Inc	X1	X1
CREWS, T. KIRK ii *	NextEra Energy, Inc.	X1	X1
DAGGS, NICOLE J. *	NextEra Energy, Inc	X1	X1
LEMASNEY, MARK *	NextEra Energy, Inc	X1	X1
REAGAN, RONALD R. *	NextEra Energy, Inc	X1	X1
GOUGH, WILLIAM *	NextEra Energy, Inc	X1
MAY, JAMES *	NextEra Energy, Inc	X1

1    The Compensation Committee has expressly identified these items and acknowledged that they are subject to Internal Revenue Code Section 409A. In particular, these items include: (i) the additional deferred compensation provided by the designation of certain officers as Class A Executives, effective on or after January 1, 2006; and (ii) the additional deferred compensation set forth in SERP Amendment #4 to the Prior Plan (meaning amounts deferred by certain senior officers specified by the Compensation Committee who became participants in the SERP on or after April 1, 1997 at the rate of two times the basic credit and, to the extent applicable, the transition credit under the cash balance formula in the SERP for their pensionable earnings on or after January 1, 2006). Importantly, nothing in Amendment #4 to the Prior Plan, the SERP, Compensation Committee resolutions, or any other document shall be construed as subjecting to Code Section 409A any deferrals made under the SERP prior to January 1, 2005, except as expressly noted herein.

* Executive Officer of NextEra Energy, Inc.